Item 26h.iv.c

AMENDMENT NO. 2 TO
JANUS ASPEN SERIES
FUND PARTICIPATION AGREEMENT
(Institutional Shares)

This Amendment (the “Amendment”) to the Fund Participation Agreement (as defined below) is made effective as of July 16, 2010 (“Effective Date”) by and between Janus Aspen Series (the “Trust”), Janus Capital Management LLC (for the purposes of Sections 7 and 8 of this Amendment only), and Transamerica Life Insurance Company, a life insurance company organized under the laws of the State of Iowa as successor-in-interest to PFL Life Insurance Company, Transamerica Occidental Life Insurance Company, Life Investors Insurance Company of America and Transamerica Life Insurance and Annuity Company (the “Company”).

RECITALS

WHEREAS, the Trust and the Company are parties to a Fund Participation Agreement dated as of June 30, 1999 (the “Agreement”); and

WHEREAS, the Company has merged with and changed its name to Transamerica Life Insurance Company; and

WHEREAS, the Trust and the Company, as successor-in-interest to Transamerica Occidental Life Insurance Company, Transamerica Life Insurance and Annuity Company, and Life Investors Insurance Company of America, are parties to two (2) Fund Participation Agreements for Institutional Shares dated as of December 15, 1997, and a Fund Participation Agreement for Institutional Shares dated as of July 22, 1999, respectively, the accounts of which the parties wish to consolidate under the Agreement for handling pursuant to the terms of the Agreement; and

WHEREAS, the parties wish to further amend the Agreement as set forth below.
                                               AMENDMENT

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.	The name of the company on the Agreement shall be changed from PFL Life Insurance Company to Transamerica Life Insurance Company.

2.	Assignment. The parties consent to an assignment of the responsibilities of the former PFL Life Insurance Company to Transamerica Life Insurance Company.

3.	Schedule A of the Agreement is hereby deleted in its entirety and replaced with the revised Schedule A attached to this Amendment.

4.	The following shall be added to the end of Article I of the Agreement:

“1.10           All orders accepted by the Company shall be subject to the terms of the then current prospectus of each Portfolio, including without limitation, policies regarding minimum account sizes, market timing and excessive trading.  The Company shall use its commercially reasonable best efforts, and shall reasonably cooperate with, the Trust to enforce stated prospectus policies regarding transactions in Shares, particularly those related to market timing.  The Company acknowledges that orders accepted by it in violation of the Trust’s stated policies may be subsequently revoked or cancelled by the Trust and that the Trust shall not be responsible for any losses incurred by the Company or Contract or Account as a result of such cancellation.  The Trust or its agent shall notify the Company of such cancellation prior to 12:00 p.m. EST on the next following Business Day after any such cancellation.

1.11           The Company certifies that it is following all relevant rules and regulations, as well as internal policies and procedures, regarding “forward pricing” and the handling of mutual fund orders on a timely basis.  As evidence of its compliance, upon request, the Company shall provide annual certification to the Trust that it is following all relevant rules, regulations, and internal policies and procedures regarding “forward pricing” and the handling of mutual fund orders on a timely basis.”

5.   The following shall be added to the end of Article III of the Agreement:

“3.11           Each party to the Agreement represents and warrant that it is currently in compliance and will remain in compliance with all applicable state and federal anti-money laundering laws, regulations, and requirements.  In addition, each party to the Agreement represents and warrants that it has adopted and implemented policies and procedures reasonably designed to achieve compliance with the applicable requirements administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury.”

6.   The Fund Participation Agreement for Institutional Shares between the Trust and the Company as successor-in-interest to Transamerica Occidental Life Insurance Company dated December 15, 1997 shall terminate as of the Effective Date.

7.   The Fund Participation Agreement for Institutional Shares between the Trust and the Company as successor-in-interest to Transamerica Life Insurance and Annuity Company dated December 15, 1997 shall terminate as of the Effective Date.

8.   The Fund Participation Agreement for Institutional Shares between the Trust and the Company as successor-in-interest to Life Investors Insurance Company of America dated July 22, 1999 shall terminate as of the Effective Date.

9.	A new Article IX shall be added as follows:

“ARTICLE IX
Confidential Information

Each party to this Agreement acknowledges that in order to perform the duties called for in this Agreement, it may be necessary for a party (“owner”) to disclose to the other party(ies) certain “Confidential Information.” Confidential Information means non-public, proprietary information, data or know-how of an owner, including, but not limited to, personal information of an owner’s customers.  No party will use another party’s Confidential Information except as required for the performance of this Agreement. Each party will use commercially reasonable efforts in a manner fully consistent with industry standards and applicable federal, state and international laws and regulations to hold in confidence a party’s Confidential Information. Notwithstanding the foregoing, Confidential Information does not include information which is: (i) already in the possession of the receiving party or its subsidiaries and not subject to a confidentiality obligation to the providing party; (ii) independently developed by the receiving party; (iii) publicly disclosed or in the public domain through no fault of the receiving party; (iv) rightfully received by the receiving party or its subsidiaries from a third party that is not under any obligation to keep such information confidential; (v) approved for release by written agreement with the owner; or (vi) disclosed pursuant to the requirements of law, regulation or court order.

Each party to this Agreement represents, warrants and agrees that it has adopted and implemented, and will continue to have in place and follow for the term of this Agreement and thereafter, appropriate policies and procedures designed to detect, prevent and mitigate the risk of identity theft and other breaches of privacy concerning Confidential Information.  Each party agrees to take immediate and appropriate measures to respond to any breach of privacy concerning Confidential Information of the owner, and to notify the owner in writing regarding such breach in the most expedient time possible and without unreasonable delay; provided, however, that a party may postpone providing such notice as the party deems consistent with the legitimate needs of law enforcement.  Each party further agrees to provide the owner with a summary of its plan to remediate any such breach and to pay for all costs associated with such remediation and with providing written notice of such breach to the applicable party.

Each party agrees to establish and maintain (i) administrative, technical and physical safeguards against the destruction, loss or alteration of Confidential Information, and (ii) appropriate security measures to protect Confidential Information, which measures are consistent with the laws and regulations of the Commonwealth of Massachusetts, as may be amended from time to time, relating to personal information security and with all other applicable federal, state and international laws and regulations relating to personal information security.

The provisions found in this Section on Confidential Information will survive any expiration or termination of the Agreement.”

JANUS ASPEN SERIES	TRANSAMERICA LIFE INSURANCE COMPANY

By:                                                                                        By:

Name:  Stephanie Grauerholz-Lofton                                                             Name:        Arthur D. Woods

Title:    Vice President                                                      Title:           Vice President

JANUS CAPITAL MANAGEMENT LLC

By:

Name:   Russell P. Shipman

Title:   Senior Vice President

(For the purposes of Sections 7 and 8
 of this Amendment only)

      Schedule A

          Separate Accounts and Associated Contracts

Name of Separate Account                                                                      Contracts Funded By Separate Account

Separate Account VA-5                                                                           Distinct AssetSM Variable Annuity

Separate Account VA-6                                                                           Transamerica Classic® Variable Annuity and
     Transamerica Catalyst® Variable Annuity

Separate Account VA-7                                                                           Transamerica Bounty® Variable Annuity

PFL Corporate Account One                                                                   Advantage V Variable Adjustable LifeInsurance Policy

Variable Life Account A                                                                           Variable Protector

Transamerica Corporate Separate Account                                          Advantage X Variable Adjustable Life
Sixteen                                                                                                         Insurance Policy

Transamerica Separate Account R3	Advantage R3 Variable Adjustable Life Insurance Policy

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